UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): May 18, 2011 (May 12, 2011)

TSINGYUAN BREWERY LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-53905	65-1714523
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Linpan Industrial Park
Linyi County, Shandong Province 251500
People’s Republic of China

(Address of principal executive offices)

+ (86) 534-5054799

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.	CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On May 12, 2011, Tsingyuan Brewery Ltd. (the “Company”) engaged Marcum Bernstein & Pinchuk LLP (“Marcum”) as its new independent registered public accounting firm, and dismissed Sherb & Co., LLP (“Sherb”) from that role.  The change in accountants was approved by the Company’s Audit Committee and did not result from any dissatisfaction with the quality of professional services rendered by Sherb. Neither the Company, nor anyone on its behalf, consulted Marcum during the Company’s two most recent fiscal years and any subsequent interim period prior to the Company’s engagement of Marcum regarding any of the matters set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Company engaged Sherb from September 24, 2010 through May 12, 2011 (the “Engagement Period”). During the Engagement Period, the Company did not have any disagreements with Sherb on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Sherb’s satisfaction, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their report as described in Item 304 (a)(1)(iv) of Regulation S-K. There have been no reportable events as provided in Item 304(a)(1)(v) of Regulation S-K during the Engagement Period up to and including the date the relationship with Sherb ceased.

We furnished Sherb with a copy of this disclosure on May 12, 2011, providing Sherb with the opportunity to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Sherb, dated 12, 2011 is filed as Exhibit 16 to this report.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

 (d)           Exhibits

Exhibit No.	Description
16	Letter from Sherb regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tsingyuan Brewery Ltd. Date: May 18, 2011 /s/ Dingyou Zhang Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
16	Letter from Sherb regarding change in certifying accountant.